Exhibit 10.1

September [6], 2012

[Name of Optionee]

[Address of Optionee]

Dear [Name of Optionee]:

CopyTele, Inc. (the “Company”) would like to inform you that the Executive Committee (the “Executive Committee”) of Company’s Board of Directors (the “Board”) has approved an option repricing effective as of September 5, 2012 (the “Repricing”) with respect to options granted under the Company’s 2003 Share Incentive Plan.  Effective as of September 5, 2012, the Repricing amends the exercise price per share of your options (the “Underwater Options”) listed on Schedule A, so that the exercise price per share of your Underwater Options will be equal to $0.145, which was the closing sales price of the Company’s common stock on September 4, 2012.

Except for the change to the exercise price, as described above, all of the other terms of the Underwater Options remain the same and continue to be governed by the option documentation evidencing the Underwater Options, including (without limitation) the number of shares subject to the Underwater Options, the vesting commencement date, vesting schedule, and vesting acceleration.

If you hold any additional options that do not constitute Underwater Options as of September 5, 2012, such options are not affected in any manner by the Repricing and will continue to be subject to the option documentation evidencing such options.

Please indicate your acknowledgement of receipt of this letter by signing below and returning it to Henry Herms.

Please retain a copy of your signed letter with your option documentation evidencing the Underwater Options.

                                                                        COPYTELE, INC.

By:
    Lewis H. Titterton, Jr.
    Chairman and Chief Executive Officer

 Acknowledged

 [Name of Option holder]

SCHEDULE A

		Old	New
Grant	# of	Option	Option	Exercise	Expiration
Date	Shares	Price	Price	Date	Date